Sub-Item 77M: Mergers

The Hartford Global Communications Fund, The Hartford Global Financial Services Fund and The Hartford Global Technology Fund

 The following proposals were addressed and approved during the period at a special meeting of shareholders held on August 4, 2009.

Proposal to approve a Plan of Reorganization providing for the acquisition of all of the assets and liabilities of The Hartford Global Communications Fund (the “Acquired Fund”) by The Hartford Global Equity Fund (the “Acquiring Fund”) solely in exchange for shares of the Acquiring Fund, followed by the complete liquidation of the Acquired Fund.

Fund Name: The Hartford Global Communications Fund
For: 1,492,303.83
Against: 102,080.21
Abstain: 105,896.73
Uninstructed: 131,670.00

Proposal to approve a Plan of Reorganization providing for the acquisition of all of the assets and liabilities of The Hartford Global Financial Services Fund (the “Acquired Fund”) by The Hartford Global Equity Fund (the “Acquiring Fund”) solely in exchange for shares of the Acquiring Fund, followed by the complete liquidation of the Acquired Fund.

Fund Name: The Hartford Global Financial Services Fund
For: 1,190,245.84
Against: 31,062.14
Abstain: 54,800.80
Uninstructed: 212,089.00

Proposal to approve a Plan of Reorganization providing for the acquisition of all of the assets and liabilities of The Hartford Global Technology Fund (the “Acquired Fund”) by The Hartford Global Equity Fund (the “Acquiring Fund”) solely in exchange for shares of the Acquiring Fund, followed by the complete liquidation of the Acquired Fund.

Fund Name: The Hartford Global Technology Fund
For: 3,601,106.71
Against: 228,802.24
Abstain: 218,583.08
Uninstructed: 250,102.00

The Hartford Income Allocation Fund

The following proposal was addressed and approved during the period at a special meeting of shareholders held on September 9, 2009.

Proposal to approve a Plan of Reorganization providing for the acquisition of all of the assets and liabilities of The Hartford Income Allocation Fund (the “Acquired Fund”) by The Hartford Total Return Bond Fund (the “Acquiring Fund”) solely in exchange for shares of the Acquiring Fund, followed by the complete liquidation of the Acquired Fund.

Fund Name: The Hartford Income Allocation Fund
For: 3,477,331.92
Against: 76,987.15
Abstain: 237,874.41
Uninstructed: 361,190.00

The Hartford Tax-Free California Fund

The following proposal was addressed and approved during the period at a special meeting of shareholders held on July 16, 2009.

Proposal to approve a Plan of Reorganization providing for the acquisition of all of the assets and liabilities of The Hartford Tax-Free California Fund (the “Acquired Fund”) by The Hartford Tax-Free National Fund (the “Acquiring Fund”) solely in exchange for shares of the Acquiring Fund, followed by the complete liquidation of the Acquired Fund.

Fund Name: The Hartford Tax-Free California Fund
For: 1,889,485.19
Against: 171,136.67
Abstain: 177,420.11

The Hartford Stock Fund

The Hartford Stock Fund merged into The Hartford Dividend and Growth Fund on October 2, 2009.  No shareholder vote required.